                                                                EXHIBIT 2.1


                    AGREEMENT OF PURCHASE AND SALE OF ASSETS

                                  BY AND AMONG

                            UGLY DUCKLING CORPORATION

                          SEMINOLE FINANCE CORPORATION,

                          SECOND CHANCE FINANCE, INC.,

                          SECOND CHANCE WHOLESALE, INC.

                                       AND

                               MICHAEL KRIZMANICH




                          DATED AS OF DECEMBER 31, 1996

                   AGREEMENT OF PURCHASE AND SALE OF ASSETS


ARTICLE 1   PURCHASE AND SALE OF ASSETS......................................  1

      1.1   Purchase and Sale of the Assets..................................  1
      1.2   Assets Not Being Transferred.....................................  2
      1.3   Assumed Liabilities..............................................  3
      1.4   Liabilities Not Being Assumed....................................  3
      1.5   Purchase Price...................................................  3
      1.6   Allocation of Purchase Price; Preventative Treatment.............  4
      1.7   Lease Agreements.................................................  4
      1.8   Covenant Not to Compete..........................................  5
      1.9   Transfer Fees and Taxes..........................................  5
      1.10  Special Provisions relating to Contracts.........................  5

ARTICLE 2   REPRESENTATIONS AND WARRANTIES OF PURCHASER......................  6

      2.1   Organization and Qualification...................................  6
      2.2   Authority Relative to this Agreement.............................  7
      2.3   No Conflicts.....................................................  7
      2.4   No Consents......................................................  7

ARTICLE 3   REPRESENTATIONS AND WARRANTIES OF SELLER AND MK..................  7

3.1   Organization and Qualification.........................................  7
      3.2   Authority Relative to this Agreement.............................  7
      3.3   No Conflicts.....................................................  8
      3.4   No Consents......................................................  8
      3.5   Capitalization...................................................  8
      3.6   Financial Statements.............................................  8
      3.7   Subsidiaries.....................................................  8
      3.8   Absence of Undisclosed Liabilities...............................  9
      3.9   No Material Adverse Changes......................................  9
      3.10  Absence of Certain Developments..................................  9
      3.11  Real Estate.....................................................  10
      3.12  Good Title to and Condition of Acquired Assets..................  11
      3.13  Title and Condition of Contracts................................  11
      3.14  Solvency; Bulk Sales............................................  14
      3.15  Tax Matters.....................................................  14
      3.16  Contracts and Commitments.......................................  14
      3.17  Restrictions on Business Activities.............................  15
      3.18  Intellectual Property...........................................  15
      3.19  Litigation......................................................  15
      3.20  Brokers' Fees...................................................  16
      3.21  Employment Matters..............................................  16

      3.22  Affiliate Transactions..........................................  16
      3.23  Compliance with Laws; Permits...................................  16
      3.24  Warranties......................................................  17
      3.25  Disclosure......................................................  17

ARTICLE 4   CONDUCT OF SELLER PENDING THE CLOSING...........................  17

      4.1   Conduct of Business Pending the Closing.........................  17
      4.2   Business Relationships..........................................  19
      4.3   Access to Information...........................................  19
      4.4   Tax on Prior Sales..............................................  19
      4.5   Notification of Certain Matters.................................  19
      4.6   Transfer of Permits.............................................  19
      4.7   Closing.........................................................  20

ARTICLE 5   ADDITIONAL AGREEMENTS...........................................  20

      5.1   Employment......................................................  20
      5.2   Expenses........................................................  20
      5.3   No Negotiations.................................................  20
      5.4   Public Announcements............................................  21
      5.5   Purchaser Loans.................................................  21
      5.6   Confidentiality.................................................  22
      5.7   Books and Records...............................................  22
      5.8   H-S-R Act.......................................................  22
      5.9   Additional Agreements...........................................  23

ARTICLE 6   CONDITIONS......................................................  23

      6.1   Conditions to Obligations of Each Party.........................  23
      6.2   Additional Conditions to Obligation of Seller...................  24
      6.3   Additional Conditions to Obligation of Purchaser................  24

ARTICLE 7   THE CLOSING.....................................................  26

      7.1   Closing.........................................................  26
      7.2   Seller's and MIC's Obligations..................................  26
      7.3   Purchaser's Obligations.........................................  28

ARTICLE 8   INDEMNITIES.....................................................  28

      8.1   Survival of Representations and Warranties......................  28
      8.2   Nature of Statements............................................  28
      8.3   Indemnification of Purchaser by Seller and MK...................  29
      8.4   Indemnification of Seller and MK by Purchaser...................  29

      8.5   Procedure for Indemnification...................................  30
      8.6   Escrow..........................................................  31

ARTICLE 9   TERMINATION.....................................................  31

      9.1   Termination.....................................................  31
      9.2   Effect of Termination...........................................  32

ARTICLE 10  GENERAL PROVISIONS..............................................  32

      10.1  Notices.........................................................  32
      10.2  Counterparts....................................................  33
      10.3  Governing Law...................................................  33
      10.4  Assignment......................................................  33
      10.5  Further Assurances..............................................  33
      10.6  Gender and Number...............................................  33
      10.7  Schedules and Exhibits..........................................  34
      10.8  Waiver of Provisions............................................  34
      10.9  Litigation Costs................................................  34
      10.10 Section and Paragraph Headings..................................  34
      10.11 Amendment.......................................................  34
      10.12 Transaction Expenses............................................  34
      10.13 Severability....................................................  34
      10.14 Extent of Obligations...........................................  34
      10.15 Schedules.......................................................  34

                               INDEX OF SCHEDULES

Schedule 1.1(a)   Contracts
Schedule 1.1(b)   Inventory
Schedule 1.1(c)   Facility Leases
Schedule 1.1(d)   FFE
Schedule 1.1(e)   Permits
Schedule 1.1(f)   Intangible Assets
Schedule 1.2(a)   Consumer Paper
Schedule 1.2(b)   Charged Off Contracts
Schedule 1.3      Assumed Liabilities
Schedule 1.6      Allocation of Purchase Price
Schedule 4.1      Qualification to do Business
Schedule 4.3      Conflicts
Schedule 4.4      Required Consents
Schedule 4.6      Financial Statements
Schedule 4.7      Subsidiaries
Schedule 4.9      No Material Adverse Changes
Schedule 4.10     Certain Developments
Schedule 4.12     Title and Condition of Assets
Schedule 4.16     Contracts and Commitments
Schedule 4.18     Intellectual Property Rights
Schedule 4.19     Litigation
Schedule 4.21     Employment
Schedule 4.24     Affiliate Transactions
Schedule 4.25     Claims and Permits

                                INDEX OF EXHIBITS

Exhibit A         Escrow Agreement
Exhibit B         Consulting Agreement
Exhibit C         MK Loan Agreement
Exhibit D         Seminole Loan Agreement
Exhibit E         Payment Guaranty
Exhibit F         Opinion of Seller's Counsel
Exhibit G         Bill of Sale and Assumption
Exhibit H         Dispute Resolution Procedures

                    AGREEMENT OF PURCHASE AND SALE OF ASSETS

      This AGREEMENT OF PURCHASE AND SALE OF ASSETS (the "Agreement") is made as of December 31, 1996, by and among UGLY DUCKLING CORPORATION, a Delaware corporation ("Purchaser"); SEMINOLE FINANCE CORPORATION, a Florida corporation ("Seminole"), SECOND CHANCE FINANCE, INC., a Florida corporation ("SCFI"); SECOND CHANCE WHOLESALE, INC., a Florida corporation ("Wholesale"); KRIZMANICH HOLDINGS, L.C., a Florida limited liability company ("KHI"); SEMINOLE LAKELAND PROPERTIES, INC., a Florida corporation ("SLP"); and MICHAEL KRIZMANICH ("MK"). Throughout this Agreement, Seminole, SCFI, Wholesale, KHI and SLP are referred to both individually and collectively as "Seller."

                                    RECITALS

      A. Purchaser and Seller are parties to a letter agreement dated November 25, 1996, which contemplates the acquisition by Purchaser of selected assets of each of Seller's respective businesses. As a group, Seller engages in the business (collectively the "Business" or, with respect to a single Seller, its "Business") of selling and financing used motor vehicles ("Vehicles") at dealerships located at the properties described in Schedules 1.7(a) and 1.7(b) hereto (the "Dealerships").

      B. Upon the terms and subject to the conditions set forth herein, each Seller desires to sell to Purchaser, and Purchaser desires to purchase from each Seller, selected assets of such Seller related to its Business.

      NOW, THEREFORE, in consideration of the covenants and mutual agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in reliance upon the representations and warranties contained herein, the parties hereto do hereby agree as follows:

                                   ARTICLE 1.
                           PURCHASE AND SALE OF ASSETS

      1.1 Purchase and Sale of the Assets. Upon the terms and subject to the conditions set forth herein, and in reliance on the respective representations and warranties of the parties, each Seller agrees to sell, transfer, assign, and deliver to Purchaser, and Purchaser agrees to purchase from each Seller, all of such Seller's right, title, and interest in and to those assets, rights, and properties of the Seller relating to its Business, as specified below (the "Acquired Assets"):

            (a) The portfolio of installment sales contracts held by Seller and secured by Vehicles sold by Seller or other independent licensed used car dealers (the "Contracts"), as specified on Schedule 1.1(a) hereto;

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            (b) The inventory of Vehicles held for retail sale by Seller (but excluding repossessions) (the "Inventory"), as specified on Schedule 1.1(b) hereto;

            (c) All furniture, leasehold improvements, fixtures, equipment, supplies, tools for maintenance and repair, other goods, and all other appurtenances in and to the premises utilized by Seller in the operation of the Business ("FFE"), as specified on Schedule 1.1(c) hereto;

            (d) All assignable title, claims, and rights under any government or municipal licenses, certificates, permits, approvals, and registrations (collectively, "Permits") issued to Seller;

            (e) Any additional items of tangible or intangible property used or owned by Seller related to the Business and Acquired Assets which are not included above, including, without limitation, software, trademarks and licenses thereto and goodwill, provided, however, that Seller may continue to use software it has developed in its continuing business operations; and

            (f) All books of account, records, files, invoices, customer lists and information, supplier lists and information, employee files, operating manuals, catalogs, technical information sheets, pricing sheets, advertising and display materials, and brochures and other materials and data associated with, used, or employed by Seller in the operation of the Business and ownership of the Acquired Assets.

      1.2 Assets Not Being Transferred. Anything contained in Section 1.1 or elsewhere herein to the contrary notwithstanding, there are expressly excluded from the assets, properties, interests in properties and rights of the Seller to be sold, transferred, assigned, and delivered to the Purchaser at the Closing (as defined below) the following (the "Excluded Assets"):

            (a) Any and all consumer loans originated directly by Seller and not related to the sale of an automobile ("Consumer Paper"), as specified on
      Schedule 1.2(a) hereto;

            (b) The proceeds from Vehicle collateral (or insurance proceeds in respect thereof) related to Contracts charged off by Seller during the period between October 1, 1996 and the Closing Date (as defined below), as specified on Schedule 1.2(b) hereto; repossession and disposition of such Vehicles shall be in accordance with mutually acceptable procedures;

            (c) All of Seller's right, title and interest under or related to this Agreement, including, without limitation, the consideration delivered to Seller pursuant to this Agreement;

            (d) The minute books, stock transfer books, seals, blank share certificates, and other documents and things relating to organizational matters and the existence of Seller as a corporation and the corporate tax returns of Seller (the "Excluded Records");

            (e) Cash, real estate loans, stockholder loans, and any other loans not specifically purchased hereunder; and

            (f) Seller's right, title, and interest relating to any assets, rights, and properties of Seller, wherever located, whether tangible or intangible, unrelated to the Business.

      1.3 Assumed Liabilities. From and after the Closing Date, Purchaser shall assume only those liabilities of Seller (the "Assumed Liabilities") as specified in Schedule 1.3 hereto. It is expressly understood and agreed that Purchaser shall not be liable for any of the obligations or liabilities of Seller of any kind or nature other than those specifically assumed by Purchaser under this
Section 1.3.

      1.4 Liabilities Not Being Assumed. Anything contained herein to the contrary notwithstanding, the Purchaser is expressly not assuming any of the following liabilities or obligations, whether fixed or contingent, known or unknown, matured or unmatured, executory or non-executory, of Seller (the "Excluded Liabilities"), which liabilities and obligations shall at and after the Closing remain the exclusive responsibility of Seller:

            (a) All liabilities and obligations of Seller under this Agreement or with respect to or arising out of the consummation of the transactions contemplated by this Agreement; and

            (b) All liabilities and obligations of Seller for Seller's fees and expenses and taxes incurred by Seller in connection with, relating to, or arising out of the consummation of the transactions contemplated by this Agreement.

Seller shall discharge all Excluded Liabilities, and, in connection therewith, if the Seller shall liquidate, dissolve, or wind-up after the Closing, Seller shall pay, post security for, or otherwise make provision for all Excluded Liabilities prior thereto as provided under the law. Without limitation of the foregoing, Seller shall pay off its lines of credit (the "GE Lines") with General Electric Capital Corporation ("GE Capital") at Closing.

      1.5 Purchase Price. The aggregate purchase price to be paid by Purchaser to Seller for the Acquired Assets (the "Purchase Price") shall be (i) $3,050,000, plus (ii) an amount equal to 80% of the outstanding principal balance (excluding all interest, late fees and extension fees), calculated in accordance with the simple interest method based upon the Contract rate of those Contracts on the Closing Date that are defined as "Eligible Contracts" under Purchaser's existing line of credit with GE Capital, plus (iii) an amount equal to the book value of the Vehicles as determined in accordance with generally accepted accounting principles, up to $4,000,000, and (iv) the Assumed Liabilities, and will be paid as provided below:

            (a) Deposit. Upon the execution of this Agreement, Purchaser shall deliver an earnest money deposit (the "Deposit") in the amount of $900,000 ($150,000 of which has already been paid to Seller and shall be transferred by Seller to the escrow agent herein and $260,000 of which has been delivered to GE Capital) to Kass Hodges, P.A., as escrow agent (the "Escrow Agent"). The Deposit shall be held in a trust account, together with any accrued interest earned thereon. The Deposit shall be refundable to Purchaser until it has received and accepted Seller's Schedules. Upon acceptance, the Deposit shall become non-refundable, other than as a result of a termination of the Agreement by Purchaser pursuant to Section 9.1(c). All of the parties hereto acknowledge and agree that the Escrow Agent shall have no liability in relation to the Deposit except arising out of its own wilful misconduct or gross negligence.

            (b) Closing Payment. Purchaser shall pay the Purchase Price less the Deposit to Seller by wire transfer in immediately available funds to the bank account designated by Seller; and

            (c) Assumption of Liabilities. Purchaser shall assume the Assumed Liabilities as of the Closing Date.

      1.6 Allocation of Purchase Price; Accounting Treatment. The Purchase Price shall be allocated among the Acquired Assets in the manner agreed to by Purchaser's independent public accountants as promptly as reasonably practicable following the Closing, and Seller and Purchaser hereby agree to report this transaction for federal tax purposes in accordance with such allocation of the Purchase Price. Such allocation shall be reported by Purchaser and Seller on Internal Revenue Service Form 8594, Asset Acquisition Statement which will be filed with Purchaser's and Seller's Federal Income Tax Return for the tax year that includes the Closing Date. The parties further agree to coordinate their accounting for the transaction.

      1.7 Lease Agreements. Purchaser and Seller further agree that as of the Closing Date Purchaser shall enter into leases for:

            (a) Facilities owned by non-affiliates of Seller ("Independent Facilities") upon terms and subject to conditions acceptable to Purchaser in its sole discretion. The Independent Facilities are set forth on
      Schedule 1.7(a).

            (b) Facilities owned by Seller or affiliates of Seller ("Related Facilities") at market rates (as determined by the parties or, if no such determination can be made, by an independent appraiser mutually agreeable to the parties) on a triple net basis for a period of five years, including two five-year extension options, upon terms and subject to conditions mutually acceptable to the parties; provided, however, that such leases of

      Related Facilities shall provide that they are terminable at any time by Purchaser upon Purchaser's payment of a termination fee equal to six months rent. The Related Facilities are set forth as Schedule 1.7(b); and

            (c) Seller's principal office facility (the "Principal Facility"), located at 21649 US Highway 19 North, Clearwater, Florida 34625, at a market rate (as determined by the parties or, if no such determination can be made, by an independent appraiser mutually agreeable to the parties) on a triple net basis for a term of one year, upon terms and subject to conditions mutually agreeable to the parties and providing for the following additional terms: (i) the rent shall be $276,000 and shall be prepaid by Purchaser at Closing, and (ii) Seller may terminate such lease upon 90 days written notice on or after 90 days from the date of Closing, and upon the return of any unused prepaid rent.

      1.8 Covenant Not to Compete. At Closing, Purchaser, Seller and MK shall enter into a Covenant Not to Compete and Confidentiality Agreement (the "Covenant Not to Compete") upon terms mutually agreed upon, which shall provide for a cash payment to MK of $250,000 at Closing and which shall permit continued ownership and operation of Your Auction Inc., a wholesale automobile auction business.

      1.9 Transfer Fees and Taxes. Seller shall pay any and all transfer and assumption fees and expenses and sales and use taxes arising out of the transfer of the Acquired Assets and shall pay its portion, prorated as of the Closing Date, of state and local real and personal property taxes relating to the Acquired Assets. Purchaser shall not be responsible for any payroll, excise, income, business, occupation, withholding, or similar tax, or any taxes of any kind related to any period prior to the Closing Date.

      1.10  Special Provisions relating to Contracts.

            (a) The term "Contracts" shall be deemed to include, and Seller shall convey to Purchaser:

                  1. any and all monies and payments (including in kind collections) received or due or to become due with respect to the Contracts and all other rights and benefits thereunder due as of the cutoff date agreed upon by the parties;

                  2. the security interests in the Vehicles granted by the retail consumers "(Customers") pursuant to the Contracts and any other interest of Seller in the Vehicles, including, without limitation, the certificates of title with respect to Vehicles, and in and to all other security, warranties, guaranties and credit support with respect to the Contracts;

                  3. except as set forth in Section 1.2(b), any proceeds from claims on any physical damage, credit life and credit accident and health insurance policies or other insurance (including vendor's single interest insurance) or certificates relating the Vehicles or the Customers;

                  4. all of Seller's rights of recourse against any dealers under any dealer agreements relating to the Contracts or otherwise;

                  5. refunds for the costs of extended service contracts with respect to Vehicles, refunds of unearned premiums with respect to credit life and credit accident and health insurance policies or other insurance certificates covering any Customer or Vehicle or the Customer's obligations with respect to a Vehicle and any recourse to dealers for any of the forgoing;

                  6. all documents, records, instruments and files related to each Contract; and

                  7. the proceeds of any and all of the foregoing.

            (b) The parties intend that the transfer of the Contracts pursuant to this Agreement be a true sale of the Contracts from the Seller to Purchaser and not a financing secured by the Contracts, and the beneficial interest in and title to the Contracts shall not be a part of any Seller's estate in the event of the filing of a bankruptcy petition by or against any Seller under any bankruptcy law. However, if under any bankruptcy law, this transaction is deemed to be a financing arrangement, or it is otherwise determined that any conveyance hereunder is for any reason not considered a sale and that the beneficial interest in and title to the Contracts remain part of any Seller's estate, the parties intend that with respect to any such Contracts this Agreement shall constitute a security agreement (as defined in the UCC as in effect in the State of Florida) under the UCC, and Seller hereby grants to Purchaser a first priority perfected security interest in and against all of the Seller's right, title and interest in and to the Contracts.

            (c) Within two days after the Closing Date, Seller and Purchaser shall mail to the Customers written notice of the transfer of the Contracts to Purchaser (the "Customer Notice"). The Customer Notice shall provide the name, address and telephone number of Purchaser, shall instruct Customers to make all payments to Purchaser and shall be in a form mutually agreed upon.

                                    ARTICLE 2
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

      As of the date hereof and as of the Closing Date, Purchaser hereby represents and warrants to Seller each of the following:

      2.1 Organization and Qualification. Purchaser is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, and has the requisite corporate power and authority to own and operate its properties and to carry on its business as now conducted in every jurisdiction where the failure to do so would have a material adverse effect on its business, properties, or ability to conduct the business currently conducted by it.

      2.2 Authority Relative to this Agreement. Purchaser has the requisite corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement by Purchaser and the consummation by Purchaser of the transactions contemplated hereby have been duly authorized by Purchaser, and no other corporate proceedings on the part of Purchaser are necessary to authorize this Agreement and such transactions. This Agreement has been duly executed and delivered by Purchaser and constitutes a valid and binding obligation of Purchaser, enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, or other similar laws relating to the enforcement of creditors' rights generally and by general principles of equity.

      2.3 No Conflicts. Purchaser is not subject to, or obligated under, any provision of (a) its Certificate of Incorporation or Bylaws, (b) any material agreement, arrangement, or understanding, (c) any material license, franchise, or permit, or (d) any law, regulation, order, judgment, or decree, which would be breached or violated, or in respect of which a right of termination or acceleration would arise, or pursuant to which any encumbrance on any of its or any of its subsidiaries' material assets would be created, by its execution, delivery, and performance of this Agreement and the consummation by it of the transactions contemplated hereby.

      2.4 No Consents. Except for such filings to be made pursuant to federal or state securities or other laws and regulations or for Permits necessary to own the Acquired Assets or operate the Business, no authorization, consent, or approval of, or filing with, any public body, court, or authority is necessary on the part of Purchaser for the consummation by Purchaser of the transactions contemplated by this Agreement.

      2.5 H-S-R Act. Neither Purchaser nor any "acquiring person" of which Purchaser may be deemed to be a part has $100 million or more in assets or annual net sales, all as determined in accordance with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "H-S-R Act"), as of Purchaser's latest reporting date.

                                    ARTICLE 3
                 REPRESENTATIONS AND WARRANTIES OF SELLER AND MK

      As of the date hereof and as of the Closing Date, each Seller as to itself and its assets and MK hereby jointly and severally represent and warrant to Purchaser each of the following:

      3.1 Organization and Qualification. Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of Florida, and has the requisite corporate power and authority to own and operate its properties and to carry on its business as now conducted. Seller is duly qualified to do business and is in good standing in the State of Florida, the only jurisdiction where the failure to be so qualified would have a material adverse effect on its business, properties, or ability to conduct the business currently conducted by it.

      3.2 Authority Relative to this Agreement. Seller has the requisite corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby has been duly authorized by the Board of Directors of Seller and has been duly approved by all of the shareholders of Seller, and no other corporate proceedings on the part of Seller are necessary to authorize this Agreement and such transactions. This Agreement has been duly executed and delivered by Seller and constitutes a valid and binding obligation of Seller, enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, or other similar laws relating to the enforcement of creditors' rights generally and by general principles of equity.

      3.3 No Conflicts. Except as set forth in Schedule 3.3 hereto, Seller is not subject to, or obligated under, any provision of (a) its Articles of Incorporation or Bylaws, (b) any agreement, arrangement, or understanding, (c) any license, franchise, or permit or (d) any law, regulation, order, judgment, or decree, which would be breached or violated, or in respect of which a right of termination or acceleration would arise, or pursuant to which any encumbrance on any of its assets would be created, by its execution, delivery, and performance of this Agreement and the consummation by it of the transactions contemplated hereby.

      3.4 No Consents. Except as set forth on Schedule 3.4 hereto, no authorization, consent, or approval of, or filing with, any public body, court, or authority is necessary on the part of Seller for the consummation by Seller of the transactions contemplated by this Agreement.

      3.5 Capitalization. All of the issued and outstanding shares of capital stock of Seller are owned free and clear by the stockholders listed in Schedule
3.5 and there are no other shares of capital stock of Seller outstanding. There are no outstanding subscriptions, options, rights, warrants, convertible securities, or other agreements or commitments obligating Seller to issue or to transfer from treasury any additional shares of its capital stock.

      3.6 Financial Statements. The audited financial statements of Seller for and as of the fiscal years ended December 31, 1994 and 1995 (the "Audited Financial Statements") and Seller's unaudited balance sheets as of September 30, 1996 and the related unaudited statements of income and cash flow for the nine-month period then ended (the "Current Financial Statements") have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved and fairly present the financial position of Seller as of the dates thereof and the results of its operations and cash flows for the periods then ended. The

Audited Financial Statements and the Current Financial Statements are attached hereto as Schedule 3.6.

      3.7 Subsidiaries. Seller does not have, nor has it ever had, any Subsidiaries and Seller does not own, and has never otherwise owned, any stock, partnership interest, joint venture interest, or any other security issued by or equity interest in any other corporation, organization, association, or entity. For purposes of this Agreement, the term "Subsidiary" means any corporation of which securities having a majority of the ordinary voting power in electing directors are owned by Seller directly or through another Subsidiary.

      3.8 Absence of Undisclosed Liabilities. Seller has no obligations or liabilities (whether accrued, absolute, contingent, liquidated, unliquidated, or otherwise, whether due or to become due and regardless of when asserted), except
(a) liabilities reflected on the unaudited balance sheet included in the Current Financial Statements, (b) liabilities which have arisen in the ordinary course of business after the date of the Current Financial Statements (none of which is an uninsured liability for breach of contract, breach of warranty, tort, infringement, claim, or lawsuit), and (c) liabilities specifically disclosed in any Schedule to this Agreement.

      3.9 No Material Adverse Changes. Except as set forth in Schedule 3.9 hereto, since the date of the Current Financial Statements, there has not been any material adverse change in the assets, financial condition, or operating results, customer, employee, or supplier relations, business condition or prospects, or financing arrangements of Seller.

      3.10 Absence of Certain Developments. Except as set forth in Schedule 3.10 hereto or except as contemplated in this Agreement, since the date of the Current Financial Statements, Seller has not:

            (a) Changed its accounting methods or practices (including any change in loan reserve or write off policies) or revalued any of its assets;

            (b) Borrowed any amount under existing lines of credit, including the GE Lines, or otherwise incurred or become subject to any indebtedness, except as is reasonably necessary for the ordinary operation of its business and in a manner and in amounts that are in keeping with its historical practice;

            (c) Mortgaged, pledged, or subjected to any lien, charge, or other encumbrance, any of its assets with an aggregate fair market value in excess of $25,000, except liens for current property taxes not yet due and payable and liens related to the GE Lines;

            (d) Sold, assigned, or transferred (including, without limitation, transfers to any Insiders) any assets, except in the ordinary course of business;

            (e) Disclosed any proprietary or confidential information to any person other than Purchaser;

            (f) Modified, waived, canceled or written off any receivable, note, right or claim, including any write-off or compromise of any Contract, other than in the ordinary course of business and consistent with past practice;

            (g) Entered into any transaction with any Insider (as defined in Section 3.22);

            (h) Suffered any extraordinary financial or other loss or suffered any material theft, damage, destruction, or loss of or to any property or properties owned or used by it, whether or not covered by insurance;

            (i) Increased the annualized level of compensation of or granted any extraordinary bonuses, benefits, or other forms of direct or indirect compensation to any employee, officer, director, or consultant, or increased, terminated, or amended or otherwise modified any plans for the benefit of employees, except in the ordinary course of business and consistent with historical adjustments to such compensation and benefits;

            (j) Made any capital expenditures or commitments therefor that aggregate in excess of $25,000;

            (k) Taken any other action or entered into any other transaction other than in the ordinary course of business and in accordance with past custom and practice or entered into any contract, written or oral, that involves consideration or performance by it of a value exceeding $25,000 or a term exceeding six months;

            (l) Made any loans or advances to, or guarantees for the benefit of, any persons.

            (m) Acquired (by merger, exchange, consolidation, acquisition of stock or assets, or otherwise) any corporation, partnership, joint venture, or other business organization or division or material assets thereof;

      3.11  Real Estate.

            (a)   Seller does not own any real estate.

            (b) Schedule 3.11(b) sets forth a list of all leases of real property and improvements relating to the Business ("Leases"), in each case, setting forth (i) the lessor and lessee thereof and the date and term of each of the Leases, (ii) the street address of each property covered thereby, and (iii) a brief description (including size and function) of the principal improvements and buildings thereon (the "Leased Premises"). The Leases are in full force and effect and have not been amended, Seller has a valid and existing leasehold interest under each such Facility Lease for the term set forth therein, and neither Seller nor any other party thereto is in material default or material breach under any such Facility Lease. No event has occurred which, with the passage of time or the giving of notice or both, would cause a breach of or default under any of such Leases, except for breaches or defaults which in the aggregate could not reasonably be expected to have a material adverse effect on Seller's business, financial condition, or results of operations.

            (c) The properties set forth on Schedules 1.7(a) and (b) and 3.11
      (b) and described in Section 1.7(c) constitute all of the real estate used or occupied by Seller in connection with the Business, and each such property has access, sufficient for the conduct of the business conducted thereon, to public roads and to all utilities, including electricity, sanitary and storm sewer, potable water, natural gas and other utilities, used in the operations of the Business.

            (d) Seller and MK, as the case may be, are not in violation of any applicable zoning ordinance or other law, regulation, or requirement relating to the operation of any of the properties used in the Business, including, without limitation, applicable environmental protection and occupational health and safety laws and regulations, and Seller and MK, as the case may be, have not received any notice of any such violation, or of the existence of any condemnation proceeding with respect to any properties owned or leased by it.

      3.12  Good Title to and Condition of Inventory and Acquired Assets.

            (a) The Inventory of Vehicles recorded on the balance sheet included in the Current Financial Statements, and the Inventory purchased since the date thereof, is saleable in the ordinary course of business, is not slow-moving, obsolete, damaged or defective, and is carried at a value, net of appropriate reserves, determined in accordance with generally accepted accounting principles. Seller has good and marketable title to the Vehicles, free and clear of liens, encumbrances and security interest, except those in favor of GE pursuant to a $2,500,000 line of credit, which shall be satisfied in full and as to which all related liens shall be released as of the Closing.

            (b) The other Acquired Assets that are tangible assets are in good condition and repair, ordinary wear and tear excepted, and are usable in the ordinary course of business. Seller has good and marketable title to all machinery, equipment, and other tangible assets necessary for the conduct of the Business (which it is conveying hereby), free and clear of all liens, encumbrances and security interests, except as disclosed in
      Section 3.12, all of which shall be released as of the Closing, or leases such equipment under valid leases, all of which are listed on Schedule
      3.12. Seller is not in default, and no circumstances exist which could result in such default, under any of such equipment leases, nor is any other party to any of such equipment leases in default.

      3.13 Title and Condition of Contracts. Seller is the exclusive owner of the Contracts and has good and marketable title to the Contracts, free and clear of all liens, claims and restrictions upon transfer of any kind, other than the GE Lines, which shall be satisfied in full and as to which all related liens shall be released as of the Closing Date. As to each Contract:

            (a) Seller and the Dealerships has fully complied with all federal, state and municipal laws, rules and regulations applicable to the transaction creating the Contract, including the Federal Truth In Lending Act, the Federal Equal Credit Opportunity Act and the Florida Motor Vehicle Retail Sales Finance Act.

            (b) The Dealerships have all required licenses, permits and authority to sell used Vehicles, finance the sale of used Vehicles and to assign the Contracts to Seller and Seller has all required licenses, permits and authority to acquire, hold, collect and assign the Contracts to Purchaser.

            (c) The Dealerships have received the down payment amount stated in each Contract in cash or its equivalent and no part of the down payment on any Contract has been loaned directly or indirectly to the Customer by the Dealerships other than "pick-up" payments disclosed in the Contracts.

            (d) All Vehicles and any other goods and services sold by the Dealerships pursuant to each Contract are free of all liens and claims of any kind other than those in favor of Seller and the description of the Vehicle in each Contract is true, complete and accurate.

            (e) The Vehicle sold to the Customer pursuant to each Contract has been delivered to the Customer named in the Contract and application to the State of Florida Department of Highway Safety and Motor Vehicles has been filed in accordance with applicable law for registration of the Vehicle showing the Customer as the owner and Seller as the senior lien holder.

            (f) The Customer named in each Contract has full legal capacity to make the Contract and the name of the Customer stated in the Contract is the true and actual name of the Customer and said Customer named in the Contracts has executed the Contract.

            (g) No Customer of any Contract being sold to Purchaser has put Seller on notice of any claim, offset, defense, dispute or claim of rescission or cancellation of any type, including any claim or defense relating to the Vehicle sold by the Dealerships, the performance or non-performance by Seller of its obligations under any Contract, warranty or guarantee, or arising from any act, error, omission, representation or warranty of Seller or its officers, agents or employees. Seller has fully and in good faith performed and discharged all of its obligations to the Customer arising under each Contract or relating to the Contract accrued as of the date of the assignment of the Contract to Purchaser.

            (h) If required by applicable law at the time of the origination of the Contract, the Vehicle securing the Contract was insured for liability of the Customer in accordance with applicable law at the time of the origination of the Contract.

            (i) All sales taxes assessed in connection with the sale of the Vehicle to the Customer have been paid in full.

            (j) The Contract has created a valid and enforceable first priority perfected security interest in favor of Seller in the Vehicle, which security interest has been validly assigned and transferred by Seller to Purchaser on the Closing Date.

            (k) The Contract is in the form attached hereto as an Exhibit and does not include any amendments, modifications or supplements other than in the form attached hereto.

            (l) The Contract provides for level payments (not less frequently than monthly, except for the first payment which is due within 45 days of origination of the Contract) that fully amortize the amount financed stated therein over the original term (except for the last payment, which may be different from the level payment) and yield interest at the annual percentage rate stated in the Contract.

            (m) The Contract accurately reflects the actual terms and conditions of the Customer's purchaser of the Vehicle and the financing thereof and there are no terms and conditions not expressly stated in the Contract.

            (n) No Vehicle shall have been repossessed or designated for repossession and no investigation has been initiated by any Seller or the Dealerships to determine the whereabouts of a Vehicle or Customer for the purposes of the repossession of the Vehicle, except as disclosed to Purchaser prior to the Closing Date.

            (o) Except for the conveyances hereunder, each Seller will not sell, pledge, assign or transfer to any other person, or grant, create, incur, assume or suffer to exist any lien on any Contract, or Vehicle securing the Contract, whether now existing or hereafter created, or any interest therein; Seller will immediately notify Purchaser of the existence of any lien on any Contract, or Vehicle and, in the event that the interests of the Purchaser in such Contract may be or are materially and adversely affected, Seller shall repurchase such Contract from Purchaser or its assigns, as applicable.

            (p) Seller shall defend the right, title and interest of Purchaser in, to and under the Contracts, whether now existing or hereafter created, against all claims of third parties claiming through or under any Seller or the Dealerships and Seller and MK shall indemnify and hold harmless Purchaser from and against any loss, liability, expense or damage suffered or sustained by reason of third party claims which may be asserted against or incurred by Purchaser at any time as a result of the sale of the Contracts by Seller to Purchaser.

            (q) If any of the foregoing representations, warranties or covenants of Seller as to the Contracts are materially false, breached or violated, and Purchaser actually incurs a loss, as a result thereof then Purchaser may demand and Seller shall immediately pay a refund in an amount equal to the outstanding principal balance of the Contracts for which the representation, warranties or covenants are materially false, breached or violated and upon such refund Purchaser shall transfer said Contracts back to Seller without recourse, representation, warranty or covenant, but free of all liens and encumbrances.

      3.14 Solvency; Bulk Sales. Seller is solvent and able to pay its outstanding debts as they mature. Seller shall not be rendered insolvent by the transfer of the Contracts pursuant to this Agreement, and the transfer of the Contracts is not fraudulent to any creditor or equity interest holder of Seller. There is no Florida bulk sales or bulk transfer law applicable to the sale of the Acquired Assets hereunder.

      3.15 Tax Matters. Seller and MK have filed all federal, foreign, state, county, and local income, excise, property, sales, and other tax returns which are required to be filed by it or MK, as the case may be, in respect of a Seller, and all such returns are true and correct; all taxes due and payable by Seller or by MK in respect of a Seller have been paid; Seller's respective provisions for taxes on the balance sheet included in the Current Financial Statements and the financial statements delivered hereunder are sufficient for all accrued and unpaid taxes as of the dates of such balance sheets; Seller has paid all taxes due and payable by it or which it is obligated to withhold from amounts owing to any employee, creditor, or third party; Seller has not waived any statute of limitations in respect of taxes or agreed to any extension of time with respect to a tax assessment or deficiency; the assessment of any additional taxes relating to for periods for which returns have been filed is not expected; and Seller has not received notice of any unresolved questions or claims concerning the tax liability of such entity. Seller has not filed any consent agreement under or made an election under Section 341(f) of the Internal Revenue Code of 1986, as amended (the "Code"). Seller is not a party to a tax sharing or allocation agreement nor does Seller owe any amount under such agreement. Neither Seller nor the Acquired Assets are subject to any federal sales tax upon sale or other disposition thereof.

      3.16  Contracts and Commitments.

            (a) Except as set forth in Schedule 3.16 hereto or any other Schedule hereto, Seller is not a party to any: (i) collective bargaining agreement or contract with any labor union; (ii) bonus, pension, profit sharing, retirement, or other form of deferred compensation plan; (iii) hospitalization insurance, or similar plan or practice, whether formal or informal; (iv) contract for the employment of any officer, individual employee, or other person on a full-time or consulting basis or relative to severance pay or change-in-control benefits for any such person; (v) agreement or indenture relating to the borrowing of money in excess of $25,000 relating to the Business or Acquired Assets or to mortgaging, pledging, or otherwise placing a lien on any of the Acquired Assets; (vi) guaranty of any obligation for borrowed money or otherwise, other than endorsements made for collection; (vii) lease or agreement under which it is lessor of, or permits any third party to hold or operate, any Acquired Assets; (viii) other agreement material to the Business or not entered into in the ordinary course of business. Schedule
      3.16 sets forth the term of each such contract or commitment and identifies each such contract or commitment which is not terminable at will by Seller.

            (b) Prior to the date of this Agreement, Seller has furnished Purchaser with a true and correct copy of each written contract or commitment, and a written description of each oral contract or commitment, referred to in Schedule 3.16, together with all amendments, waivers, or other changes thereto.

            (c) Except as specifically disclosed in Schedule 3.16 hereto: (i) since the date of the Current Financial Statements, no customer or supplier has indicated that it will stop or decrease the rate of business done with Seller, except for changes in the ordinary course of the Business; (ii) Seller has performed in all material respects the obligations required to be performed by it in connection with the contracts or commitments and Seller has not been advised of or received any claim of default under any contract or commitment required to be disclosed hereunder; (iii) Seller has no present expectation or intention of not fully performing any obligation pursuant to any contract or commitment; and (iv) there has been no breach and there is no anticipated breach by any other party to any contract or commitment.

      3.17 Restrictions on Business Activities. There is no agreement (noncompete or otherwise), commitment, judgment, injunction, order, or decree to which Seller is a party or otherwise binding on Seller which has or reasonably could be expected to have the effect of prohibiting or impairing any business practice of Seller, any acquisition of property (tangible or intangible) by Seller, or the conduct of the Business.

      3.18 Intellectual Property. Seller has the full legal, right, title, and interest in and to all trademarks, service marks, trade names, copyrights, know-how, patents, trade secrets, licenses (including licenses for the use of computer software programs), and other intellectual property used in and material to the conduct of the Business (the "Intellectual Property"). The conduct of Seller's Business as presently conducted and the unrestricted conduct and the unrestricted use and exploitation of the Intellectual Property does not infringe or misappropriate any rights held or asserted by any person, and no person is infringing on the Intellectual Property. No payments are required for the continued use of the Intellectual Property. None of the Intellectual Property has ever been declared invalid or unenforceable, or is the subject of any pending or threatened action for opposition, cancellation, declaration, infringement, invalidity, unenforceability, or misappropriation or like claim, action, or proceeding. Schedule 3.18 sets forth a list of all material Intellectual Property owned by or licensed to Seller and lists all trademark, trade name, and patent applications that are currently pending.

      3.19 Litigation. Except as set forth on Schedule 3.19, there are no suits, claims, actions, arbitrations, investigations, or proceedings entered against, now pending, or threatened against Seller before any court, arbitration, administrative or regulatory body, or any governmental agency which may result in any judgment, order, award, decree, liability, or other determination which will or could reasonably be expected to have any effect upon Seller, the Acquired Assets, or the Business. Seller is not subject to any continuing court or administrative order, writ, injunction, or decree applicable to it or the Business, or to its property or employees, and Seller is not in default with respect to any order, writ, injunction, or decree of any court or federal, state, municipal, or other governmental department, commission, board, agency, or instrumentality.

      3.20 Brokers' Fees. Seller and MK have not dealt with any broker, finder, or other person entitled to any brokerage commissions, finders' fees, or similar compensation in connection with the transactions contemplated by this Agreement.

      3.21 Employment Matters. Attached hereto as Schedule 3.21 is a list of names, current annual rates of salary, bonus, employee benefits, accrued vacation and sick time, sick pay, and other compensation and benefits and perquisites, including the provision of company-owned automobiles, of all the employees and agents of Seller whose work relates, directly or indirectly, to the operation of the Business. No key employee of Seller, and no group of Seller's other employees, has any plans to terminate his, her, or its employment, Seller is not a party to any collective bargaining agreement, Seller has no material labor relations problems pending, and Seller's labor relations are satisfactory in all material respects. Seller has complied with all laws relating to the employment of labor, including provisions thereof relating to wages, hours, equal opportunity, collective bargaining, and the payment of social security and other taxes. Seller may terminate any employee, with or without cause, without liability or obligation other than for salary accrued through the date of any such termination. None of Seller's employee benefit plans will need to be assumed by Purchaser as a matter of law or otherwise.

      3.22 Affiliate Transactions. Except as set forth on Schedule 3.22, no officer, director, or shareholder of Seller or any member of the immediate family of any such officer, director, or shareholder, or any entity in which any of such persons owns any beneficial interest (other than a publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than 1% of the stock of which is beneficially owned by any of such persons) (collectively "Insiders"), has any agreement with Seller or any interest in any property (real, personal, or mixed, tangible or intangible) used in or pertaining to the Business. For purposes of the preceding sentence, the members of the immediate family of an officer, director, or, shareholder shall consist of the spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, and brothers- and sisters-in-law of such officer, director, or shareholder.

      3.23 Compliance with Laws; Permits. Seller and its officers, directors, agents, and employees have complied with all applicable laws and regulations of foreign, federal, state, and local governments and all agencies thereof which affect the Business or any Seller's assets and to which Seller may be subject, and no claims have been filed against Seller alleging a violation of any such law or regulation, except as set forth in Schedule 3.23 hereto. Without limiting the generality of the foregoing, Seller has not violated, or received a notice or charge asserting any violation of any state or federal acts (including rules and regulations thereunder) regulating or otherwise affecting employee health and safety, the discharge of pollutants or wastes, or employee benefit plans. Neither Seller nor MK has given or agreed to give any money, gift, or similar benefit (other than incidental gifts of articles of nominal value) to any actual or potential customer, supplier, governmental employee, or any other person in a position to assist or hinder Seller in connection with any actual or proposed transaction. Seller holds all of Permits of foreign, federal, state, and local governmental agencies required for the conduct of the Business, a list of which (including the expiration dates thereof) is set forth in Schedule 3.23 hereto.

      3.24 H-S-R Act. Neither Seller nor any "acquiring person" of which Seller may be deemed to be a part has $100 million or more in assets or annual net sales, all as determined in accordance with the H-S-R Act as of Seller's latest reporting date.

      3.25 Warranties. Seller is not responsible for any express warranties to third parties with respect to any products sold or services performed by Seller. Seller has no knowledge of any state of facts or the occurrence of any event forming the basis of any present claim against Seller for liability due to any express or implied warranty.

      3.26 Disclosure. Neither this Agreement nor any of the Schedules or Exhibits hereto or documents or agreements to be delivered hereunder contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading, and there is no fact which has not been disclosed to Purchaser which materially adversely affects or could reasonably be anticipated to materially adversely affect the assets, including the Acquired Assets, financial condition or results of operations, customer, employee or supplier relations, business condition, prospects, or financing arrangements of Seller.

                                    ARTICLE 4
                      CONDUCT OF SELLER PENDING THE CLOSING

      Seller and MK hereby covenant and agree that from the date hereof to the Closing Date, unless Purchaser shall otherwise agree in writing or except as otherwise expressly contemplated or permitted by this Agreement:

      4.1 Conduct of Business Pending the Closing. Except as specifically contemplated in this Agreement, from the date hereof to the Closing Date, the Business of Seller shall be conducted only in, and Seller shall take no action except in, the ordinary course, on an arm's length basis, and in accordance with all applicable laws, rules, and regulations and past custom and practice, including, without limitation, making any loans, making any cash payments, or transferring any other assets or properties of Seller to any employee, officer, shareholder, or director of Seller; and Seller shall maintain its facilities in good operating condition, ordinary wear and tear excepted; and Seller will not, directly or indirectly, do or permit to occur any of the following except as may be disclosed on any Schedule hereto:

            (a) Breach any material contract, agreement, commitment, or undertaking, including this Agreement;

            (b) Knowingly violate or fail to comply with any laws applicable to it, the Acquired Assets or the Business;

            (c) Commit any act or permit the occurrence of any event or the existence of any condition of the type described in Section 3.10 hereof;

            (d) Agree to do any of the actions described in the preceding clauses (a) through (c).

      4.2 Business Relationships. Seller and MK will preserve intact Seller's business organizations and goodwill, keep available the services of its officers and employees as a group, and maintain satisfactory relationships with suppliers, distributors, customers, and others having business relationships with it.

      4.3 Access to Information. Purchaser and its counsel, accountants, and other representatives shall have the opportunity to make a complete due diligence review of the books, records, business, and affairs of Seller, including, without limitation, the Acquired Assets, Leased Premises, Consumer Paper and all other matters relating thereto. In the event Purchaser, in its reasonable business discretion, determines that conditions, circumstances, or facts of or affecting the state of the Business or other matters contemplated by this Agreement are not satisfactory to Purchaser, Purchaser shall have no further obligation to proceed with the transaction, and the parties shall have no further liability to one another, except as expressly provided herein. To facilitate the due diligence review, Seller shall provide to Purchaser and its agents complete access to all of Seller's records and documents, shall provide Purchaser with personal, bank, and professional references, and shall make available for consultation customers, employees, suppliers, and distribution channels.

      4.4 Tax on Prior Sales. Seller agrees to furnish to Purchaser certificates from the state taxing authorities and any related certificates that Purchaser may reasonably request as evidence that all sales and use tax liabilities of Seller accruing before the Closing Date have been fully satisfied or provided for to the extent such certificates are prepared by the applicable state taxing authority.

      4.5 Notification of Certain Matters. Seller and MK shall (i) confer on a regular basis with representatives of Purchaser and report operational matters and the general status of ongoing operations, (ii) notify Purchaser of any material adverse change in the normal course of its business or in the operation of its properties and of any governmental or third party complaints, investigations, or hearings (or communications indicating that the same may be contemplated); (iii) not take any action which would render, or which reasonably may be expected to render, any representation or warranty made by it in this Agreement untrue at, or at any time prior to, the Closing; and (v) promptly notify Purchaser if Seller or MK shall discover that any representation or warranty made by it in this Agreement was when made, or has subsequently become, untrue.

      4.6 Transfer of Permits. Seller and MK will use their best efforts to assist Purchaser to effect the assignment or other transfer of Permits from Seller to Purchaser as of or as soon as practicable after the Closing Date.

      4.7 Closing. Seller and MK shall use their best efforts to cause the conditions specified in Section 6.3 hereof to be satisfied at or prior to the Closing Date hereof.

                                    ARTICLE 5
                              ADDITIONAL AGREEMENTS

      5.1 Employment. All employees of Seller, including MK, will be terminated by Seller on or before the Closing Date. Seller shall be responsible for any severance and/or other payments, including, but not limited to, accrued vacation and sick time, sick pay, and other compensation, benefits, and perquisites, incurred in connection therewith and during the period prior to the Closing Date. After the Closing Date, Purchaser will agree to hire such employees of Seller on an "at will" basis as Purchaser determines in its sole discretion, and Seller will cooperate with Purchaser to that end. Any statement in this Section
5.1 to the contrary notwithstanding, Seller makes no representations that all (or any specific) employee or employees of Seller will, if requested, become employed by Purchaser.

      5.2 Expenses. Seller shall pay the costs and expenses of Seller and MK and Purchaser shall pay the costs and expenses of Purchaser, incurred in connection with this Agreement and the transactions contemplated hereby; provided, however, that Purchaser will pay all expenses associated with the preparation of the Audited Financial Statements for 1996. Notwithstanding the foregoing, in the event any party breaches the terms of this Agreement prior to the Closing, and the transactions contemplated hereby are not consummated, the breaching party agrees to pay the nonbreaching party an amount equal to all of the expenses incurred by the nonbreaching party in connection with this Agreement, and otherwise related to the transactions contemplated hereby, including, but not limited to, all fees and expenses incurred by the nonbreaching party to accountants, attorneys, and finders, brokers or consultants. Nothing herein shall be deemed to limit the right or remedy of a party in the event of a breach of this Agreement by the other party.

      5.3 No Negotiations. Neither Seller nor MK shall, directly or indirectly, through any officer, director, agent, or otherwise, solicit, initiate, or encourage submission of any proposal or offer from any person or entity (including any of its or their officers or employees) relating to any liquidation, dissolution, recapitalization, merger, consolidation, or acquisition or purchase of all or a material portion of the assets of, or any equity interest in, Seller or other similar transaction or business combination involving Seller, or participate in any negotiations regarding, or furnish to any other person any information with respect to, or otherwise cooperate in any way with, or assist, participate in, facilitate, or encourage, any effort or attempt by any other person or entity to do or seek any of the foregoing. Seller or MK shall promptly notify Purchaser if any such proposal or offer, or any inquiry from or contact with any person with respect thereto, is made and shall promptly provide Purchaser with such information regarding such proposal, offer, inquiry, or contact as Purchaser may request.

      5.4 Public Announcements. The parties hereto shall not issue any press release or public announcement, including announcements by any party for general reception by or dissemination to employees, agents, or customers, with respect to this Agreement and the other transactions contemplated by this Agreement without the prior written consent of the other parties hereto (which consent shall not be withheld unreasonably); provided, however, that Purchaser may make any disclosure or announcement that, in the opinion of its counsel, it is obligated to make pursuant to applicable law or regulation of the Nasdaq Stock Market, Inc. or any national securities exchange, as applicable, in which case Purchaser shall reasonably consult with Seller prior to making such disclosure or announcement; and provided further, that, upon execution of this Agreement, Purchaser may make a public announcement of such occurrence in a press release reviewed and reasonably approved by Seller prior to publication.

      5.5   Purchaser Loans.

            (a) On the Closing Date, and pursuant to the terms and conditions of the loan agreement to be mutually agreed upon (the "Seminole Loan Agreement"), Purchaser will cause to have advanced to Seminole a commercial loan (the "Seminole Loan") in an amount equal to the lesser of
      (i) the outstanding principal balance of the Consumer Paper, or (ii) $1,000,000. The Seminole Loan shall be secured by the Consumer Paper and will be personally guaranteed by MK pursuant to a payment guaranty in the form to be mutually agreed upon (the "Payment Guaranty"). The Seminole Loan will accrue interest at the Prime Rate, as published in The Wall Street Journal from time to time, plus two percent, and will be payable in full on the Maturity Date. If requested by Seminole, Purchaser will service the Consumer Paper in accordance with its ordinary and customary practices regarding the servicing of consumer installment contracts utilizing a single employee approved by Seminole. During the period between the Closing Date and the Maturity Date, all payments on the Consumer Paper collected by Seminole (or by Purchaser if Purchaser services the Consumer Paper) shall be applied to the Seminole Loan. Upon payment of the Seminole Loan in full on the date which is two years following the Closing Date (the "Maturity Date"), all Consumer Paper then serviced by

      Purchaser will be returned to Seminole; provided, however, that, at Seminole's request, Purchaser will continue to service the Consumer Paper for and on behalf of Seminole and shall remit any payments received in connection therewith to Seminole. Anything in this Section 5.5(a) to the contrary notwithstanding, Purchaser does not make any representation or warranty regarding the collectability of the Consumer Paper and shall have no liability to Seminole in respect of its collection and servicing efforts, absent bad faith or wilful misconduct.

            (b) At Closing, Purchaser shall provide a commitment letter to Krizmanich Manatee Holdings, Inc., a Florida corporation, agreeing to make the following loan, subject to conditions mutually agreed upon. Purchaser will cause to have advanced to KMH a commercial mortgage loan (the "KMH Loan") in the amount of $1,500,000. The KMH Loan shall be secured by a second priority lien (subject only to the existing first mortgage in favor of the Federal Deposit Insurance Corporation, which has an approximate balance of $1,000,000) on certain real property located in Florida that is owned by KMH and is not used in the operations of the Business (the "KMH Real Estate"). The KMH Real Estate securing the KMH Loan shall be in a condition acceptable to Purchaser, in its sole discretion. The MK Loan will accrue interest at the Prime Rate, as published in The Wall Street Journal from time to time, plus two percent, and will be payable in monthly installments of interest only with the principal and all accrued and unpaid interest thereon payable in full on the Maturity Date. The KMH Loan shall have provisions for partial release for individual parcels sold during the term of the KMH Loan.

      5.6 Confidentiality. Each party hereto, and its officers, directors, agents, and affiliates, will hold in strict confidence, and will not divulge, communicate, use to the detriment of any other party hereto or for the benefit of any other person or persons, or misuse in any way, any financial information or other data obtained in connection with this Agreement, including, without limitation, any confidential information or trade secrets of such other party, personnel information, secret processes, know how, customer lists, formulas, or other technical data; and if the transactions contemplated by this Agreement are not consummated, each party hereto, and its officers, directors, agents, and affiliates, will return to each other party all such data and information as such other party may reasonably request, including, without limitation, work sheets, test reports, manuals, lists, memoranda, and other documents prepared by or made available in connection with this transaction. The parties hereto may disclose such information to their respective attorneys and accountants so long as they agree to keep such information confidential.

      5.7 Books and Records. Seller will make available to Purchaser, at Purchaser's request and expense, from time to time, all books and records of Seller relating, directly or indirectly, to the Business which are reasonably necessary with respect to Purchaser's ongoing operations for inspection or copying by Purchaser at any reasonable time for a six (6) year period after the Closing Date, and to offer same to Purchaser, from time to time, at Purchaser's expense, prior to the destruction of all or any part thereof. In addition, the parties shall make reasonably available to one another any records or documents that they maintain with respect to the Acquired Assets or the Business for purposes of compliance with applicable tax laws or in defending any third party litigation arising in respect of this Agreement.

      5.8 H-S-R Act. To the extent required by law, Seller and MK on the one hand and Purchaser on the other shall each file or cause to be filed with the Federal Trade Commission (the "FTC") and the United States Department of Justice (the "DOJ") any notifications required to be filed by their respective "ultimate parent entities" under the H-S-R Act, with respect to the transactions contemplated herein. Each party shall be responsible for all expenses incurred in the preparation of their respective H-S-R Act filings and the filing fees to be paid in connection with the H-S-R Act filings. The parties shall use their reasonable best efforts to make such filings promptly, to respond to any requests for additional information made by either the FTC or DOJ, to cause the waiting periods under the H-S-R Act to terminate or expire at the earliest possible date and to resist vigorously, at their respective cost and expense (including, without limitation, the institution or defense of legal proceedings) any assertion that the transactions contemplated herein constitute a violation of the antitrust laws, all to the end of expediting consummation of the transactions contemplated herein.

      5.9 Additional Agreements. Subject to the terms and conditions herein provided, each of the parties hereto agrees to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper, or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, including obtaining all necessary waivers, consents, and approvals and effecting all necessary registrations and filings and submissions of information requested by governmental authorities.

                                    ARTICLE 6
                                   CONDITIONS

      6.1 Conditions to Obligations of Each Party. The respective obligations of each party to effect the transactions contemplated hereby shall be subject to the fulfillment at or prior to the Closing of the following conditions:

            (a) There shall not be threatened, instituted, or pending any action or proceeding, before any court or governmental authority or agency, domestic or foreign: (i) challenging or seeking to make illegal, or to delay or otherwise directly or indirectly to restrain or prohibit, the consummation of the transactions contemplated hereby, or seeking to obtain damages in connection therewith; (ii) seeking to prohibit direct or indirect ownership or operation by Purchaser or any of its subsidiaries of all or a material portion of the Business or the Acquired Assets of Seller, or to compel Purchaser or any of its subsidiaries to divest of or to hold separately all or a material portion of the Business or the Acquired Assets of Seller as a result of the transactions contemplated hereby; (iii) seeking to impose or confirm limitations on the ability of Purchaser effectively to exercise directly or indirectly full rights of ownership of any of the Acquired Assets or properties of Seller; (iv) seeking or causing any material diminution in the direct or indirect benefits expected to be derived by Purchaser as a result of the transactions contemplated by this Agreement;
      (v) invalidating or rendering unenforceable any material provision of this Agreement (including without limitation any of the documents or agreements to be delivered hereunder); or (vi) which otherwise might materially adversely affect Purchaser or any of its subsidiaries or the Acquired Assets or Business;

            (b) There shall not be any action taken, or any statute, rule, regulation, judgment, order, or injunction proposed, enacted, entered, enforced, promulgated, issued, or deemed applicable to the transactions contemplated hereby by any federal, state, or foreign court, government, or governmental authority or agency, which may, directly or indirectly, result in any of the consequences referred to in (a) above or otherwise prohibit consummation of the transactions contemplated hereby;

            (c) No party hereto shall have terminated this Agreement as permitted herein; and

            (d) There shall not have occurred any of the following events that could have a material adverse effect on Purchaser or Seller: (i) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation by United States authorities on the extension of credit by lending institutions; (ii) a commencement of war, armed hostilities, or other international or national calamity directly or indirectly involving the United States; or (iii) in the case of any of the foregoing existing at the date hereof, a material acceleration or worsening thereof.

      6.2 Additional Conditions to Obligation of Seller. The obligation of Seller to effect the transactions contemplated hereby is also subject to the fulfillment at or prior to the Closing of the following conditions:

            (a) The representations and warranties of Purchaser set forth in
      Article 2 shall be true and correct as of the Closing Date as if made at and as of the Closing Date, and Purchaser shall in all material respects have performed each obligation and agreement and complied with each covenant to be performed and complied with by it hereunder at or prior to the Closing; and

            (b) Purchaser shall have furnished to Seller: (i) a copy of the text of the resolutions by which the corporate action on the part of Purchaser necessary to approve this Agreement and the transaction contemplated herein were taken; and (ii) a certificate executed on behalf of Purchaser by its corporate secretary or one of its assistant corporate secretaries certifying to Seller that such copy is a true, correct, and complete copy of such resolutions and that such resolutions were duly adopted and have not been amended or rescinded.

      6.3 Additional Conditions to Obligation of Purchaser. The obligations of Purchaser to effect the transactions contemplated herein are also subject to the fulfillment at or prior to the Closing of the following conditions:

            (a) The representations and warranties of Seller and MK in this Agreement and in any certificate or other instrument delivered pursuant to the provisions hereof or in connection with the transactions contemplated hereby shall be true and correct as of the Closing Date as if made at and as of the Closing Date, and Seller shall in all material respects have performed each obligation and agreement and complied with each covenant to be performed and complied with by them hereunder at or prior to the Closing;

            (b) Seller and MK shall have furnished to Purchaser a certificate in which it/he shall certify that the conditions set forth in Section 6.3(a) have been fulfilled;

            (c) Seller and MK shall have furnished to Purchaser: (i) copies of the texts of the resolutions by which the corporate action on the part of Seller and its shareholders necessary to approve this Agreement and the transactions contemplated hereby were taken; and (ii) certificates executed on behalf of Seller and its shareholders by the President of Seller and MK certifying to Purchaser that such copies are true, correct, and complete copies of such resolutions and that such resolutions were duly adopted and have not been amended or rescinded;

            (d) Purchaser shall have received from Seller and MK a letter, dated the Closing Date, that on the basis of a review (not an audit) of the latest available accounting records of Seller, consultations with other responsible officers of Seller, and other pertinent inquiries that he may deem necessary, he has no reason to believe that during the period from the date of the Current Financial Statements to the Closing Date, except as may otherwise be set forth on any Schedule hereto, there has been any change in the financial condition or results of operations of the Business, except changes incurred in the ordinary and usual course of business during that period that in the aggregate are not materially adverse, and other changes or transactions, if any, contemplated by this Agreement;

            (e) Purchaser shall have received a letter addressed to Purchaser from counsel for Seller and MK, based on customary reliance and subject to customary qualifications, in a form mutually agreed upon;

            (f) Seller and MK shall have entered into the Covenant Not to Compete Agreement;

            (g) This Agreement and the transactions contemplated hereby shall have been approved by Purchaser's Board of Directors;

            (h) Seller shall have obtained all necessary consents to this Agreement and the transactions contemplated hereby and Purchaser shall have obtained or assumed all permits or licenses necessary to ownership of the Acquired Assets and operation of the Business, including, without limitation, the following: (i) the consent of GE Capital to the sale herein, to the release of any liens it may have on the Acquired Assets in respect of Seller or MK and to an increase in the size of the line of credit currently provided by GE Capital to Purchaser; (ii) the approval of the transaction by all governmental authorities exercising jurisdiction over the ownership of the Acquired Assets; (iii) the approval by all governmental authorities with respect to the issuance to, or assumption by, Purchaser of all Permits required to own the Acquired Assets and operate the Business; and (iv) each other consent and approval necessary in order that the transactions contemplated herein not constitute a breach or violation of, or result in a right of termination or acceleration with respect to, or result in any encumbrance on any of Seller's assets, including the Acquired Assets, pursuant to the provisions of any agreement, arrangement, or understanding or any license, franchise, or Permit;

            (i) Purchaser shall not have discovered any fact or circumstance existing as of the date of this Agreement which has not been disclosed by Seller or MK as of the date of this Agreement regarding the Business, assets, including the Acquired Assets, properties, condition (financial or otherwise), results of operations, or prospects of Seller which is or could be, individually or in the aggregate with other such facts and circumstances, materially adverse to Seller;

            (j) Purchaser and Seller shall have agreed to the terms of leases with respect to the Related Facilities and the Principal Facility, and Purchaser shall have agreed to the terms relating to its assumption of leases with respect to the Independent Facilities and Purchaser shall have completed to its satisfaction any environmental assessment of such facilities;

            (k) There shall have been no damage, destruction, or loss of or to any property or properties owned or used by Seller, whether or not covered by insurance, which in the aggregate may have a material adverse effect on the Business, financial condition, results of operations or prospects of Seller;

            (l)   All Insider agreements shall have been terminated;

            (m) Receipt and approval of the Schedules to be prepared by Seller and MK, and preparation of and agreement as to all closing documents, agreements and procedures required under this Agreement;

            (n) Purchaser shall have received such non-disturbance, subordination and other agreements from Seller's lenders and third party lessors as Purchaser shall reasonably request;

            (o) Seller and MK shall have granted the security contemplated by
      Section 8.6 hereof; and

            (p) The form and substance of all certificates, instruments, opinions, and other documents delivered to Purchaser under this Agreement shall be satisfactory in all respects to Purchaser and its counsel.

                                    ARTICLE 7
                                   THE CLOSING

      7.1 Closing. The closing (the "Closing") of the transactions contemplated herein shall be held on January 20, 1996 (the "Closing Date"), at a time and place as the parties shall mutually agree.

      7.2 Seller's and MK's Obligations. In addition to any other documents required to be delivered by Seller or MK at Closing, Seller or MK shall deliver to Purchaser at Closing the following documents:

            (a) An executed Bill of Sale and Assumption and other instruments of transfer, with full warranties of title, dated as of the Closing Date, conveying to Purchaser all of Seller's right, title, and interest in and to the Acquired Assets, all in form and substance satisfactory to Purchaser;

            (b) Executed assignments of all Contracts (with consents if required), the Contracts themselves, certificates of title to all Vehicles, and a UCC-1 Financing Statement (in accordance with Section 1.10(b));

            (c) Releases of all liens, encumbrances and security interests in respect of the Acquired Assets and evidences of the GE payoff contemplated by Sections 1.4, 3.10 and 3.13.

            (d) The Leases contemplated by Section 1.7 and lease assignments with respect to each item of personal property which is leased by Seller and which is to be assumed by Purchaser hereunder, properly executed and acknowledged by Seller, and accompanied by all consents of lessors required by this Agreement and the leases being assigned, and such subordination agreements, non-disturbance certificates and other documents as Purchaser shall have reasonably requested;

            (e) Executed assignments of all assignable Permits issued to Seller by any governmental entity or vendor;

            (f) All books, records, and other data relating to the Acquired Assets and the Business (other than corporate records);

            (g)   The certificate(s) as provided for in Section 6.3(b) hereof;

            (h) The certificate of Seller's President as provided for in Section 6.3(d) hereof;

            (i) Certified resolutions of the Board of Directors and shareholders of Seller as provided for in Section 6.3(c) hereof;

            (j)   The consents as provided for in Section 6.3(h) hereof;

            (k) The Covenant Not to Compete and security contemplated by Section 8.6;

            (l) An executed opinion of Seller's and MK's counsel, as contemplated by Section 6.3(e); and

            (m) Such other documents as Purchaser or its counsel or any lender or lessor of Purchaser may reasonably request in order to effectuate the transactions contemplated under this Agreement.

Seller and MK, at any time before or after the Closing, will execute, acknowledge, and deliver any further deeds, assignments, conveyances, and other assurances, documents, and instruments of transfer reasonably requested by Purchaser, and will take any other action consistent with the terms of this Agreement that may reasonably be requested by Purchaser, for the purpose of assigning, transferring, granting, conveying, and confirming to Purchaser, or reducing to possession, any or all property to be conveyed and transferred by this Agreement. If requested by Purchaser, Seller further agrees to prosecute or otherwise enforce in its own name for the benefit of Purchaser, any claims, rights, or benefits that are transferred to Purchaser by this Agreement and that require prosecution or enforcement in Seller's name. Any prosecution or enforcement of claims, rights, or benefits under this Section shall be solely at Purchaser's expense, unless the prosecution or enforcement is made necessary by a breach of this Agreement by Seller.

      7.3 Purchaser's Obligations. Purchaser shall deliver to Seller and MK at Closing the following documents:

            (a) Wire transfer in the amount of the Purchase Price less the Deposit, payable as provided in Section 1.5 hereof;

            (b) Executed counterparts of such of the closing documents of Seller as shall require acceptance by Purchaser;

            (c) The loan documents and commitment letter contemplated by Section 5.5.

            (d) Certified resolutions of the Board of Directors of Purchaser as provided for in Section 6.2(b) hereof.

                                    ARTICLE 8
                                   INDEMNITIES

      8.1 Survival of Representations and Warranties. Regardless of any investigation at any time made by or on behalf of any party hereto, or of any information any party may have in respect thereof, all covenants, agreements, representations, and warranties made hereunder or pursuant hereto or in connection with the transactions contemplated hereby shall survive the Closing.

      8.2 Nature of Statements. All statements contained herein, in any Schedule or Exhibit hereto, or in any certificate or other written instrument delivered by or on behalf of Seller, MK, or Purchaser pursuant to this Agreement, or in connection with the transactions contemplated hereby, shall be deemed representations and warranties by Seller, MK, or Purchaser, as the case may be.

      8.3 Indemnification of Purchaser by Seller and MK. Seller and MK (for purposes of this Section 8.3 only, the "Indemnifying Parties") each, jointly and severally, shall indemnify, defend, and hold harmless Purchaser and its direct and indirect parent companies, subsidiaries, and affiliates, and their respective officers, directors, and shareholders, successors and assigns, from and against any and all costs, expenses, losses, damages, fines, penalties, or liabilities (including, without limitation, interest which may be imposed in connection therewith, court costs, litigation expenses, and reasonable attorneys' and accounting fees) ("Actual Loss") incurred by Purchaser, directly or indirectly, with respect to, in connection with, arising from, or alleged to result from, arise out of, or be in connection with:

            (a) A breach by any of the Indemnifying Parties or any affiliate of any representation or warranty made by such parties or affiliate and contained in this Agreement or in any certificate or other document delivered by said parties to Purchaser or any affiliate hereunder or thereunder;

            (b) A breach by any of the Indemnifying Parties or any affiliate of any covenant, restriction, or agreement made by or applicable to such parties or affiliate and contained in this Agreement or in any certificate or other document delivered by said parties or affiliate to Purchaser or any affiliate hereunder or thereunder (including without limitation, any failure to timely repay Purchaser or affiliate pursuant to any loans made to Seller, MK or any affiliate, the breach of any lease by Seller, MK or any affiliate or the breach of the Covenant Not to Compete by Seller, MK or any affiliate);

            (c) Except for any Assumed Liabilities, any other liability, obligation, claim, complaint, debt, suit, cause of action, investigation, or proceeding of any kind whatsoever, including, without limitation, any liability for sales, use or other taxes and any liability under any environmental, pollution control, health or safety law, rule or regulation, including actions or proceedings in respect thereof, against or relating to Seller, the Business, or the Acquired Assets, whether instituted or commenced prior to or after the Closing Date and which relates to or arises from the business or assets of Seller on or before the Closing Date or, with respect to the continuing business activities of Seller, after the Closing Date;

            (d) Any scheduled contingency pertaining to Seller, MK or the Acquired Assets, including the litigation and tax audit disclosed in the Schedules; and

            (e) The extent to which the aggregate Losses, as determined by Purchaser in accordance with generally accepted accounting principles (a "Loss"), taking into account recoveries within one year of a Contract's writeoff on Contracts acquired under this Agreement and an agreement of even date herewith entitled "Agreement for Purchase and Sale of Contracts" exceed 20% of the principal balances thereof, up to $2,000,000.

      8.4 Indemnification of Seller and MK by Purchaser. Purchaser shall indemnify, defend, and hold Seller and MK (for purposes of this Section 8.4 only, the "Indemnified Parties") harmless from and against any Actual Losses incurred by the Indemnified Parties with respect to, in connection with, arising from, or alleged to result from, arise out of, or be in connection with:

            (a) A breach by Purchaser of any representation or warranty made by Purchaser and contained in this Agreement or in any certificate or other document delivered by Purchaser to the Indemnified Parties hereunder or thereunder;

            (b) A breach by Purchaser of any covenant, restriction, or agreement made by or applicable to Purchaser and contained in this Agreement or in any certificate or other document delivered by Purchaser to the Indemnified Parties hereunder or thereunder;

            (c) All loss, expense, or damage suffered as the direct result of Purchaser's failure to pay the Assumed Liabilities in accordance with the terms of this Agreement; and

            (d) Any other claim, suit, cause of action, investigation, or proceeding of any kind whatsoever instituted or commenced after the Closing Date which relates to or arises from Purchaser's operation of Seller's business after the Closing Date, except for any claims arising out of Seller's liabilities to Purchaser or obligations to Purchaser.

      8.5   Procedure for Indemnification.

            (a) The party which is entitled to be indemnified hereunder (the "Indemnified Party") shall promptly give notice hereunder to the party required to indemnify (the "Indemnifying Party") after obtaining written notice of any claim as to which recovery may be sought against the indemnifying party because of the indemnity in
      Section 8.3 and Section 8.4 hereof and, if such indemnity shall arise from the claim of a third party, shall permit the Indemnifying Party to assume the defense of any such claim and any litigation resulting from such claim. Notwithstanding the foregoing, the right to indemnification hereunder shall not be affected by any failure of an Indemnified Party to give such notice, or delay by an Indemnified Party in giving such notice, unless, and then only to the extent that, the rights and remedies of the Indemnifying Party shall have been prejudiced as a result of the failure to give, or delay in giving, such notice. Failure by an Indemnifying Party to notify an Indemnified Party of its election to defend any such claim or action by a third party within 15 days after notice thereof shall have been given to the Indemnifying Party shall be deemed a waiver by the Indemnifying Party of its right to defend such claim or action.

            (b) If the Indemnifying Party assumes the defense of such claim or litigation resulting therefrom, the obligations of the Indemnifying Party hereunder as to such claim shall include taking all steps necessary in the defense or settlement of such claim or litigation and holding the Indemnified Party harmless from and against any and all damages caused by or arising out of any settlement approved by the Indemnifying Party or any judgment in connection with such claim or litigation. The Indemnifying Party shall not, in the defense of such claim or any litigation resulting therefrom, consent to entry of any judgment (other than a judgment of dismissal on the merits without costs) except with the written consent of the Indemnified Party, or enter into any settlement (except with the written consent of the Indemnified Party) which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party a release from all liability in respect of such claim or litigation. Anything in this Section 8.5 to the contrary notwithstanding, the Indemnified Party may, with counsel of its choice and at its expense, participate in the defense of any such claim or litigation.

            (c) If the Indemnifying Party shall not assume the defense of any such claim by a third party or litigation resulting therefrom after receipt of notice from such Indemnified Party, the Indemnified Party may defend against such claim or litigation in such manner as it deems appropriate, and unless the Indemnifying Party shall deposit with the Indemnified Party a sum equivalent to the total amount demanded in such claim or litigation plus the Indemnified Party's estimate of the costs of defending the same, the Indemnified Party may settle such claim or litigation on such terms as it may deem appropriate and the Indemnifying Party shall promptly reimburse the Indemnified Party for the amount of such settlement and for all damages incurred by the Indemnified Party in connection with the defense against or settlement of such claim or litigation.

            (d) The Indemnifying Party shall promptly reimburse the Indemnified Party for the amount of any judgment rendered with respect to any claim by a third party in such litigation and for all damage incurred by the Indemnified Party in connection with the defense against such claim or litigation, whether or not resulting from, arising out of, or incurred with respect to, the act of a third party.

      8.6 Security. At Closing, the indemnities, representations, warranties, covenants and agreements of Seller, MK and their affiliates herein or under documents or agreements delivered hereunder shall be secured by a lien on two commercial properties (including the property referenced in Section 1.7(c)) owned by Seller, MK or affiliates, in a form mutually agreed upon.

                                    ARTICLE 9
                                   TERMINATION

      9.1 Termination. This Agreement may be terminated at any time prior to the
Closing:

            (a) By mutual written consent of duly authorized officers of Purchaser and Seller;

            (b) By Purchaser if, pursuant to its due diligence review identified in Section 4.3 hereof, Purchaser determines that conditions, circumstances, or facts of or affecting the state of Seller's Business are not satisfactory to it;

            (c) By either Purchaser or Seller if the other party breaches any of its material representations, warranties, or covenants contained herein and, if such breach is curable, such breach is not cured within five (5) business days after notice thereof;

            (d) By either Purchaser or Seller if the transactions contemplated herein shall not have been consummated on or before February 15, 1996 or such later date as may be mutually agreed upon by the parties; provided, however, that no party shall have the right to terminate this Agreement unilaterally if the event giving rise to such right is primarily attributable to such party or to any affiliated party.

      9.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall become void and there shall be no liability or further obligation hereunder on the part of Purchaser or Seller or their respective shareholders, officers, or directors, except as set forth in
Article 10 and Sections 1.5(a), 5.2 and 5.6 hereof, and except for liability arising from a breach of this Agreement.

                                   ARTICLE 10
                               GENERAL PROVISIONS

      10.1 Notices. All notices, consents, and other communications hereunder shall be in writing and deemed to have been duly given when (i) delivered by hand, (ii) sent by telecopier (with receipt confirmed), provided that a copy is mailed by registered mail, postage pre-paid return receipt requested, or (iii) when received by the addressee, if sent by Express Mail, Federal

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
Express, or other express delivery service (postage pre-paid return receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate as to itself by notice to the other)::

            If to Purchaser:              Ugly Duckling Corporation
                                          2525 East Camelback Road, Suite 1150
                                          Phoenix, Arizona 85016
                                          Phone: (602) 852-6600
                                          FAX: (602) 852-6656
                                          Attn: Steven P. Johnson, Esq.

            With a copy to:               Snell & Wilmer L.L.P.
                                          One Arizona Center
                                          Phoenix, Arizona 85004-0001
                                          Phone: (602) 382-6252
                                          FAX:  (602) 382-6070
                                          Attn:  Steven D. Pidgeon, Esq.

            If to Seller or MK:           Seminole Finance Corporation
                                          Second Chance Finance, Inc.
                                          Second Chance Wholesale, Inc.
                                          21649 US Highway 19 North
                                          Clearwater, Florida 34625
                                          Phone:
                                          FAX:
                                          Attn: Mr. Michael Krizmanich

            With a copy to:               Kass Hodges, P.A.
                                          Centre Square
                                          1505 N. Florida Avenue
                                          Tampa, Florida 33602
                                          Phone: (813) 229-0900
                                          FAX: (813) 229-3323
                                          Attn: James M. Shuler

      10.2 Counterparts. This Agreement may be executed in any number of counterparts, and each counterpart shall constitute an original instrument, but all such separate counterparts shall constitute one and the same agreement.

      10.3 Governing Law. The validity, construction, and enforceability of this Agreement shall be governed in all respects by the laws of the State of Florida, without regard to its conflict of laws rules.

      10.4 Assignment. This Agreement shall not be assigned by operation of law or otherwise, except that Purchaser may assign all or any portion of its rights under this Agreement to any wholly owned subsidiary, but no such assignment shall relieve Purchaser of its obligations hereunder, and except that this Agreement may be assigned by operation of law to any corporation or entity with or into which Purchaser may be merged or consolidated or to which Purchaser transfers all or substantially all of its assets, and such corporation or entity assumes this Agreement and all obligations and undertakings of Purchaser hereunder.

      10.5 Further Assurances. At any time on or after the date hereof, the parties hereto shall each perform such acts, execute and deliver such instruments, assignments, endorsements and other documents and do all such other things consistent with the terms of this Agreement as may be reasonably necessary to accomplish the transaction contemplated in this Agreement or otherwise carry out the purpose of this Agreement.

      10.6 Gender and Number. The masculine, feminine, or neuter pronouns used herein shall be interpreted without regard to gender, and the use of the singular or plural shall be deemed to include the other whenever the context so requires.

      10.7 Schedules and Exhibits. The Schedules and Exhibits referred to herein are incorporated herein by such reference as if fully set forth in the text hereof. The parties acknowledge that the Schedules to be delivered by Seller and MK have not been prepared as of the date of execution of this Agreement. Seller and MK agree to deliver such Schedules as promptly and practicable, but not later than January 8, 1997, for review and approval (which approval shall not be unreasonably withheld) by Purchaser. All asset Schedules shall be updated as of the Closing. All documents and agreements delivered to Purchaser in connection with its investigation of Seller shall be complete and accurate and reflect all amendments thereto.

      10.8 Waiver of Provisions. The terms, covenants, representations, warranties, and conditions of this Agreement may be waived only by a written instrument executed by the party waiving compliance. The failure of any party at any time to require performance of any provisions hereof shall, in no manner, affect the right at a later date to enforce the same. No waiver by any party of any condition, or breach of any provision, term, covenant, representation, or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or of the breach of any other provision, term, covenant, representation, or warranty of this Agreement.

      10.9 Litigation Costs. If any legal action or any arbitration or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys' fees, accounting fees, and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled.

      10.10 Section and Paragraph Headings. The Article and Section headings in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

      10.11 Amendment. This Agreement may not be amended except by an instrument in writing approved by the parties to this Agreement and signed on behalf of each of the parties hereto.

      10.12 Transaction Expenses. Except as otherwise expressly provided herein, each party shall bear its own expenses incident to this Agreement and the transactions contemplated hereby, including without limitation, all fees of counsel, consultants, and accountants.

      10.13 Severability. If any term, provision, covenant, or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remainder of the terms, provisions, covenants, and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired, or invalidated and the court shall modify this Agreement or, in the absence thereof, the parties shall negotiate in good faith to modify this Agreement to preserve each party's anticipated benefits under this Agreement.

      10.14 Extent of Obligations. All covenants, representations, warranties, indemnities, and agreements made by Seller and MK herein shall be deemed joint and several as to each of them.






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
      IN WITNESS WHEREOF, Purchaser, Seller, and MK have caused this Agreement to be executed on the date first written above by their respective officers thereunder duly authorized.

                                    UGLY DUCKLING CORPORATION, a Delaware
                                    corporation

                                    By: /s/ Steven P. Johnson
                                       --------------------------------
                                    Name:   Steven P. Johnson
                                          -----------------------------
                                    Title:  Sr. Vice President
                                           ----------------------------

                                    SEMINOLE FINANCE CORPORATION,
                                    a Florida corporation

                                    By: /s/ Michael Krizmanich
                                       --------------------------------
                                    Name:   Michael Krizmanich
                                          -----------------------------
                                    Title:  President
                                           ----------------------------

                                    SECOND CHANCE FINANCE, INC.
                                    a Florida corporation

                                    By: /s/ Michael Krizmanich
                                       --------------------------------
                                    Name:   Michael Krizmanich
                                          -----------------------------
                                    Title:  President
                                           ----------------------------

                                    SECOND CHANCE WHOLESALE, INC.
                                    a Florida corporation

                                    By: /s/ Michael Krizmanich
                                       --------------------------------
                                    Name:   Michael Krizmanich
                                          -----------------------------
                                    Title:  President
                                           ----------------------------

                                    MICHAEL KRIZMANICH

                                    /s/ Michael Krizmanich
                                    -----------------------------------
                                    Michael Krizmanich

                                    As to Section 1.5(a) only:

                                    Kass Hodges, P.A.


                                        /s/ James M. Shuler
                                    -----------------------------------
                                    By:     James M. Shuler
                                       --------------------------------


                                       35